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HEAFNER TIRE GROUP, INC.
CHART OF SUBSIDIARIES



COMPANY                                              STATE OF INCORPORATION

Heafner Tire Group, Inc.                             Delaware
         The Speed Merchant, Inc.                    California
         California Tire Company                     California
         T.O. Haas Holding Co.                       Nebraska
                  T.O. Haas Tire Company             Nebraska